Exhibit 21.1
LIST OF SUBSIDIARIES (Jurisdiction of Incorporation or Formation)

EastGroup Properties General Partners, Inc. (Delaware)
EastGroup Properties Holdings, Inc. (Delaware)
EastGroup TRS, Inc. (Delaware)
EastGroup Properties, LP (Delaware)
EastGroup Property Services, LLC (Delaware)
EastGroup Property Services of Florida, LLC (Delaware)
EastGroup Kearn Creek, LLC (Delaware)
EGP Yosemite Land, LLC (California)
Miramar Industrial, LLC (Delaware)
Otay Enrico Industrial, LLC (Delaware)
University Business Center Associates (California)